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EXHIBIT (23)

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 33-39479 on Form S-3, Amendment No. 2 to Registration Statement No. 33-39480 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 33-44209 on Form S-3, Post-Effective Amendment No. 1 (on Form S-8) to Registration Statement No. 33-20267 on Form S-4, Registration Statement No. 33-27655 on Form S-8, Registration Statement No. 33-45363 on Form S-8 and Post-Effective Amendment No. 1 (on Form S-8) to Registration Statement No. 33-45980 on Form S-4 of our report dated January 21, 1994, with respect to the consolidated financial statements of National City Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1993.

                                        /s/  Ernst & Young
                                             ERNST & YOUNG


CLEVELAND, OHIO
JANUARY 31, 1994